-----------
WSFS    Financial                                    WSFS Bank Center
        Corporation
        -----------                                   500 Delaware Avenue

                                                      Wilmington, Delaware 19801

                                                      www.wsfsbank.com


April 19, 2007


Name/Address of
INSTITUTIONAL SHAREHOLDER

Dear     :

Recently, ISS issued voting recommendations for proposals included in our proxy statement. ISS recommended institutional shareholders vote "Against" the amendment to our Option Plan. We have asked ISS to reconsider this recommendation due to what we believe are inappropriate assumptions used in their calculation (see the attached letter). Correcting these assumptions, we believe, will bring our plan within the parameters of ISS guidelines. We have been working with the ISS in an attempt to secure a "For" recommendation.

After working with ISS on rectifying these assumptions we anticipate a "For" recommendation. However, we ask that you consider voting FOR this plan regardless of the ISS final recommendation as we believe the ISS Shareholder Value Transfer (SVT) methodology penalizes companies, such as WSFS, for providing strong returns to shareholders.

WSFS' Performance Record: The following chart shows the one-, three-, five- and ten-year total returns (compounded annual growth rate) for WSFS compared to market indices. As you can see, our long-term returns have been excellent. Our success has been the result of responding to opportunities, organic franchise growth combined with a disciplined share repurchase program. Since our repurchase program began in 1996, we have repurchased more than 64% of our outstanding shares, returning 64% of earnings to shareholders.

     Note: All data from Bloomberg L.P. Monthly data through March 31, 2007

                      1 Year          3 Year          5 Year          10 Year
                      ------          ------          ------          -------
WSFS                    4%              10%            27%              20%
NASDAW Bank Index       3%               6%             9%              12%
S&P 500                12%              10%             7%               8%

Unintended consequences of the ISS calculation: The ISS SVT test attempts to calculate the relative cost of an equity or option plan. In arriving at this relative cost they calculate the ratio of aggregate option value (outstanding option value plus available plan shares) divided by the market capitalization of the company and compares the result to peer medians. This ratio can be above the ISS threshold for two very different reasons. Plans can truly be rich when excessive

        -----------
WSFS    Financial                                    WSFS Bank Center
        Corporation
        -----------                                   500 Delaware Avenue

                                                      Wilmington, Delaware 19801

                                                      www.wsfsbank.com


numbers of shares are awarded to participants of a company's option plan. We believe that the ISS SVT test is intended to discourage this behavior. Alternatively, arithmetically a plan can appear to be rich due to (a) strong price appreciation resulting in a high value for outstanding options (increasing the numerator) and/or (b) an active share repurchase program (decreasing the denominator). Companies such as WSFS that have strong share price performance and conduct significant share repurchases are penalized by the ISS SVT test. We believe this is an unintended consequence of the SVT formula and inappropriately penalizes companies like WSFS for shareholder-friendly activities and results.

Finally, option plans are an important tool in recruiting, motivating and retaining highly qualified Associates. If our plan is not renewed, we believe it will have a negative impact on our Company and shareholders.

Please vote "For" the WSFS Option Plan in the current proxy. Thank you for your consideration. Please call Steve Fowle, our Chief Financial Officer, at 302-571-6833 or me at 302-571-7294 with any questions.


Sincerely,


/s/Marvin N. Schoenhals


Marvin N. Schoenhals
President and
Chairman of the Board of Directors

        -----------
WSFS    Financial                                    WSFS Bank Center
        Corporation
        -----------                                   500 Delaware Avenue

                                                      Wilmington, Delaware 19801

                                                      www.wsfsbank.com





April 12, 2007


VIA E-MAIL

Ms Cathy Cohen
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Dear Ms Cohen:

In the interest of our shareholders, in this year's proxy statement, we sought to increase the number of shares available for issuance in our option plan. On April 9, 2007, ISS issued recommendations for the proposals included in our proxy statement. One of these recommendations was to vote "Against" the proposal to increase the number of shares available for issuance in our option plan.

ISS evaluates equity plans on a shareholder value transfer (SVT) test that compares the estimated cost of a plan relative to market capitalization against peers, and concludes whether the number of shares in the plan is appropriate. We ask that you reconsider the ISS recommendation, as we believe at least three major assumptions you used in calculating the cost of our plan are inappropriate and significantly overstate the cost of our plan, as detailed below. If corrected, we believe our plan would fall within the ISS parameters for approval.

Number of shares outstanding -
The dates of relevant data in your SVT calculation are inconsistent. The market value calculation uses the number of shares outstanding as of our proxy record date of March 7, 2007. The share allocation number (the number of shares available to be granted or exercised) is based on amounts outstanding at December 31, 2006. Normally, this inconsistency may not be problematic, however, during the period between December 31, 2006 and March 7, 2007, we repurchased 355,000 shares of our stock, or approximately 5.3% of the outstanding shares. Using the same date of December 31, 2006 for the data in your model's calculations would increase the allowable number of shares in the plan proposal.

Option life -
Page 12 of the ISS report indicates you had assumed a ten-year life for Category A and Category B (unissued) options. If you refer to Footnote 14 of our 2006 Consolidated Financial Statements contained in our Form 10-K, you will see that less than 3% of the 2006 awards had a ten-year life, while the remaining 97% had a five-year life. As expressed on page 29 of our proxy statement, our current practice is to issue option awards with a five-year life. Because of the shorter option life, our estimate is that the cost of our option plan is reduced significantly, also increasing the allowable number of shares in the plan.

Immediate vesting -
Page 16 of the ISS report indicates that, where "vesting provisions are not specified, ISS assumes that awards vest immediately." This increases the theoretical cost of the share awards, reducing the number of shares allowed in the plan. We believe this is extremely inaccurate assumption in light of the significant disclosure regarding our actual awards we have provided in public filings. In their normal course, none of our awards have vesting periods less than four years. If your assumption were changed to reflect the actual vesting of the options granted under our plan, the cost of the plan would be reduced, thus increasing the allowable number of shares in the plan.

The discussion above speaks to the specific assumptions that we believe are inaccurate and have led you to conclude our plan is too costly (and therefore produced a recommendation to vote against it). Generally speaking, we believe the formula (measuring the ratio of plan cost to company market value) unduly penalizes companies like WSFS. Specifically, a plan may appear to be rich under the SVT regime due to (a) strong price appreciation resulting in a high value for outstanding options (increasing the numerator) and/or (b) an active share repurchase program (decreasing the denominator). WSFS has significantly outperformed the Nasdaq Bank Index and the S&P 500 over the past 10 and 5-year periods and has repurchased 64% of our shares since 1996. We believe adverse SVT result is an unintended consequence of the SVT formula and inappropriately penalizes shareholder-friendly activities and results.

We respectfully request that you consider these changes and reissue your report with a favorable recommendation. If you have any questions, please call me at 302-571-6833.


Sincerely,

/s/Stephen A. Fowle

Stephen A. Fowle
Executive Vice President and
Chief Financial Officer